Exhibit (e)(21)
STOCK OPTION AGREEMENT
PURSUANT TO MERIDIAN GOLD INC. 1999 SHARE INCENTIVE PLAN
This option agreement (the “Agreement”) is made between Meridian Gold Inc. (The “Company”) and the participant identified in Item 1 of the attached schedule to this Agreement (the “Schedule”).
Certain terms with initial capital letters used in this Agreement have the meanings set out in the Schedule, which forms a part of this Agreement.
A copy of the current Meridian Gold Inc. Share Incentive Plan (as it has been or may be amended, the “Plan”) has been provided to you. The Plan is incorporated in this Agreement by reference and shall govern the rights and obligations of the Company and you under this between the terms of this Agreement. In the event of any inconsistency between the terms of the Agreement and the terms of the Plan, the terms of the Plan shall prevail.
In consideration of your agreement to enter or remain in the employ of the Company or one of its subsidiaries, the Company has granted to you, as of the Date of Grant set out in Item 2 of the Schedule, an option (the “Option”) to purchase the number of common shares of the Company (“Shares”) at the price per Share set out in Item 2 of the Schedule (the “Option Price”, which has been fixed in either Canadian Dollars or U.S. Dollars), upon the following terms and conditions:
1. Exercise of Options - Your Option may be exercised by you at any time prior to the Expiry Date set out in Item 2 of the Schedule, in whole or in part, provided that your Option (or the portion thereof that which you wish to exercise) has vested in accordance in Item 3 of the Schedule, and subject to adjustment, acceleration or early termination as set out in Sections 8 and 15 of the Plan.
2. Method of Exercise - To exercise your Option, you must deliver to the Company written notice (for your convenience, the Company will provide you with a form of this notice) which notice must specify the number of Shares that you wish to purchase upon exercise of your Option. This notice must be accompanied by payment in full of the Option Price multiplied by the number of Shares that you wish to purchase. Payment must be made by cash, certified check, bank draft, money order, or electronic wire transfer payable to Meridian Gold Inc. Upon exercise of your Option and payment of the Option Price, the Company shall deliver to you a certificate representing the number of Shares you have purchased.
3. Withholding Tax - If the Company determines that under applicable tax laws, upon exercise by you of your Option, the Company is obligated to withhold for remittance to any taxing authority any amount, the Company may, prior to issuing Shares to you, require you to pay to the Company, in addition to the Option Price, such amount as the Company is obliged to remit in connection with the exercise of your Option.

4. Termination of Option - Your Option and all rights thereunder, to the extent such rights shall not have been exercised, shall terminate and become null and void on the Expiry Date, except to the extent that your Option is subject to earlier termination as set out in Section 8 of the Plan.
5. Other Changes to Option - Pursuant to Section 15 of the Plan, the Company has the discretion to adjust the number of Shares available under your Option, or the Option Price, in a manner that the Company deems appropriate, in the event of certain changes to the Company’s capital structure. In the event that (i) the Company proposes to amalgamate, merge or consolidate with any other corporation or to liquidate, dissolve or wind-up, or (ii) any person or group of persons acquires (a) beneficial ownership of 50% or more of the then outstanding Common Shares or (b) the ability to elect the majority of the Board, the Company shall give written notice thereof to each Participant holding options under the Plan and such participants shall be entitled to purchase all or a portion of the Options Shares granted to such Participants, whether or not such Options have previously vested, within the 30-day period following the giving of such notice. Pursuant to Section 23 of the Plan, the Company has the discretion to amend or discontinue the Plan, subject to any required stock exchange or shareholder approval; however, no such amendment may alter or impair your rights under an Option previously granted to you.
6. Transfer: Binding Effect - Your Option is not transferable by you except in accordance with Section 17 of the Plan. This Agreement shall inure to the benefit of and be binding upon the Company and you and each of our respective heirs, executors, administrators, successors and permitted assigns.
7. Effective Date - The effective date of this Agreement shall be the Date of Grant.

Date:	MERIDIAN GOLD INC.

	By:	/s/ Brian J. Kennedy Brian J. Kennedy
President and CEO

Date:

(Witness to signature of Participant)	(Signature of Participant)

SCHEDULE TO STOCK OPTION AGREEMENT
PURSUANT TO MERIDIAN GOLD INC. 1999 SHARE INCENTIVE PLAN
Item 1 - Personal Information
Full Name:
Job Title:
Home Address:
Date of Birth:
Identification #:
Item 2 - Option Details
Date of Grant:
Number of Common Shares:
Option Price Per Common Shares:
Expiry Date:
Item 3 - Vesting Shedule
The right to purchase one third of the Shares subject to the Option (Common Shares) shall vest on each of the first, second, and third anniversaries of the Date of Grant (any fractional interest resulting from division into thirds shall vest on the third anniversary of the Date of Grant), subject to adjustment, acceleration or early termination in accordance with the terms of the Plan.

Date:	MERIDIAN GOLD INC.
	By:	/s/ Brian J. Kennedy
Brian J. Kennedy
Date:		President and CEO

(Witness to signature of Participant)	(Signature of Participant)

optagmt